Exhibit 99.1

Our acquisition of Global Futures & Forex, Ltd. exposes us to certain risks.

Our acquisition of GFT, consummated on September 24, 2013, is significant. We may not be able to successfully integrate and combine the operations, personnel and technology of GFT with our operations. Because of the technical complexity of integrating GFT’s trading platforms with ours, if integration is not managed successfully by our management, we may experience interruptions in our business activities, a deterioration in our employee and customer relationships, a failure to achieve expected operating synergies and increased costs of integration, all of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, in connection with the acquisition, we entered into a Loan and Security Agreement with Gary L. Tilkin on the closing date pursuant to which we received a term loan from Mr. Tilkin. We intend to use a portion of the proceeds of this offering to repay the term loan from Mr. Tilkin in full. As a result of the repayment of the term loan, which will be repaid at a discount, we will no longer be able to reduce the principal amount of the term loan in satisfaction of certain indemnification obligations of Mr. Tilkin, which could limit our ability to collect on any indemnification claims that we may have. For more information on Mr. Tilkin’s indemnification obligations, see the Amended and Restated Stock Purchase Agreement, dated as of September 24, 2013, by and among the Company, Mr. Tilkin and GFT, filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 26, 2013.

Our stockholder rights plan may prevent efforts by our stockholders to effect a change of control of our company or a change in our management.

We have adopted a stockholder rights plan, commonly referred to as a poison pill. The rights plan is intended to deter an attempt to acquire us in a manner or on terms not approved by our board of directors. The rights plan will not prevent an acquisition that is approved by our board of directors. Our rights plan could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may reduce the market price of our common stock and the ability of holders of our common stock to realize any potential change of control premium.